EXHIBIT 99.1

For Immediate Release

Investors:

David K. Waldman or Klea K. Theoharis

Crescendo Communications, LLC

Tel: (212) 671-1020

HAPC Shareholders Approve InfuSystem Acquisition

New York, October 24, 2007 – HAPC, Inc. (OTCBB: HAPN, HAPNW, HAPNU) today announced shareholder approval for the acquisition of InfuSystem, Inc., a leading provider of ambulatory infusion pump services, from I-Flow Corporation (Nasdaq: IFLO). HAPC expects to complete the acquisition in the coming days.

Terms of the acquisition stipulate that HAPC will acquire all the outstanding shares of InfuSystem from I-Flow for $100 million, plus additional contingent consideration. The contingent consideration will be based on the compound annual growth rate (CAGR) of HAPC’s net consolidated revenue over the three year period ending December 31, 2010 and would be paid in 2011. The maximum potential amount of the contingent consideration is $12 million and would be due if HAPC achieved revenue CAGR of 50% over the three year period. HAPC will pay the aggregate consideration of $100 million at closing through a combination of approximately $67 million in cash and a promissory note issued to I-Flow for the approximately $33 million balance. In addition, cash in the amount of approximately $20 million will be paid to shareholders of HAPC who voted against the transaction and exercised their right to convert their shares into a pro rata portion of the proceeds from HAPC’s initial public offering held in trust.

Sean McDevitt, Chairman of HAPC, commented, “We are very pleased with the outcome of the vote. We aim to build upon InfuSystem’s leadership position by expanding our base of oncologists and nurse oncologists around the country utilizing continuous infusion therapy for colorectal cancer treatment. We also plan to increase efforts to educate physicians and nurses about the benefits of continuous infusion therapy for additional types of cancer such as breast, gastrointestinal, and pancreatic cancer, as an effective alternative to standard chemotherapy treatment.”

Steve Watkins, CEO of InfuSystem, stated, “Shareholder approval for HAPC’s acquisition of InfuSystem is a defining moment for us, as we can now initiate our nationwide sales and marketing strategy to educate physicians and their patients on the benefits of infusion pump therapy. Since continuous infusion therapies are administered at lower but more constant dosages, side effects that otherwise interrupt or halt therapy – such as low levels of red blood cells, white blood cells or platelets – are reduced, and the overall efficacy of treatment is increased. Moreover, the market for these services is highly fragmented and regional, which provides InfuSystem a key competitive advantage—our nationwide platform of managed care contracts. We are very excited about the outlook going forward as this acquisition provides us the necessary tools to rapidly expand our market penetration as the premier provider of ambulatory infusion pump services.”

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About InfuSystem, Inc.

InfuSystem provides external ambulatory infusion pump services to doctors and their patients allowing for the gradual delivery of a drug over a period of days in the privacy of one’s home, rather than higher dose treatments, as is the case of chemotherapy administered in a hospital setting or doctor’s office.

About HAPC, Inc.

HAPC is a blank check company recently formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more operating businesses in the healthcare industry.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks detailed from time to time in HAPC’s publicly filed documents.

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